EXHIBIT 99.3

FORM 10-QSB —QUARTERLY OR TRANSITIONAL REPORT UNDER

SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	Quarterly Report Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2006

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                      to

COMPTROLLER OF THE CURRENCY

OCC Number: 23561

Canyon National Bank

(Exact name of registrant as specified in its charter)

United States	33-0791978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1711 East Palm Canyon Drive, Palm Springs, CA 92264

(Address of principal executive offices)

(760) 325-4442

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒     No  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No  ☒

Number of shares outstanding of common stock, as of May 5, 2006 is 2,180,579.

Part I - Financial Information

Item 1 - Financial Statements

The following interim financial statements of Canyon National Bank (“the Bank”) are as of March 31, 2006 and December 31, 2005 and for the three months ended March 31, 2006 and 2005. These financial statements are unaudited and prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-QSB. However, they reflect all adjustments (which include only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods presented and are normal and recurring.

Results for the periods as presented are not necessarily indicative of results to be expected for the year as a whole.

Unaudited Financial Statements

CANYON NATIONAL BANK

Balance Sheets

(Dollars in thousands, except per share amounts)

	3/31/2006 (Unaudited)	12/31/2005 (Audited)
Assets
Cash and cash equivalents	$34,616	$27,576
Interest-bearing deposits in other financial institutions	3,400	3,400
Investment securities available for sale	24,008	24,702
Federal Home Loan Bank and Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,423	1,412
Loans held for sale	309	782
Loans receivable, net	169,665	171,833
Furniture, fixtures and equipment	4,549	4,444
Income tax receivable	—	69
Deferred tax asset	1,385	1,384
Other assets	1,601	3,638

Total Assets	$240,956	$239,240

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$88,080	$85,142
NOW accounts	9,024	8,271
Savings and money market	77,441	89,642
Time certificate of deposits	43,983	35,471

Total Deposits	218,528	218,526

Other Liabilities	1,952	1,263

Total Liabilities	220,480	219,789

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—
Common stock, $2.50 par value; authorized 10,000,000 shares; 2,167,229 and 2,160,655 shares issued and outstanding as of of March 31, 2006 and December 31, 2005, respectively	5,418	5,402
Additional paid-in capital	11,951	11,888
Accumulated other comprehensive income unrealized (loss) on investment securities available-for-sale	(234)	(234)
Retained earnings	3,341	2,395

Total Stockholders’ Equity	20,476	19,451

Total Liabilities and Stockholders’ Equity	$240,956	$239,240

See accompanying notes to financial statements.

CANYON NATIONAL BANK

Statement of Operations

(Unaudited)

For the three-months ended March 31, 2006 and 2005

(Dollars in thousands, except per share amounts)

	3/31/2006	3/31/2005
Interest income:
Loans receivable	$3,866	$2,901
Federal funds sold	180	91
Interest bearing deposits in other financial institutions	38	6
Investment securities available for sale	234	220

Total Interest Income	4,318	3,218
Interest expense on deposits	803	357

Net Interest Income	3,515	2,861
Provision for loan losses	225	150

Net Interest Income After
Provision for Loan Losses	3,290	2,711

Noninterest income:
Service charges and fees	136	118
Loan related fees	166	111
Lease administration fees	310	272
Automated teller machine fees	145	164

Total Noninterest Income	757	665

Noninterest expenses:
Salaries and employee benefits	1,315	1,076
Occupancy and equipment expense	328	330
Professional fees	93	82
Data processing	124	116
Marketing and advertising expense	104	91
Director and shareholder expense	110	101
Other operating expense	377	289

Total Noninterest Expenses	2,451	2,085

Earnings before income taxes	1,596	1,291
Income Tax Expense	650	525

Net earnings	$946	$766

Earnings Per Share:
Basic	$0.44	$0.36

Diluted	$0.41	$0.33

Weighted Average Shares Outstanding:
Basic	2,163,373	2,119,170

Diluted	2,287,083	2,272,159

See accompanying notes to financial statements.

CANYON NATIONAL BANK

Statement of Cash Flows

(Unaudited)

For the three-months ended March 31, 2006 and 2005

(Dollars in thousands)

	3/31/06	3/31/05
Operating Activities:
Net earnings	$946	$766
Adjustment to reconcile net earnings to net cash provided by operating activities:
Amortization of deferred loan origination fees	(295)	(231)
Depreciation of fixed assets	131	136
Amortization of premium/discounts on investment securities, net	(39)	(22)
Net loss on disposition of fixed assets	2	1
FHLB stock dividends received	(11)	—
Provision for loan losses	225	150
Increase/(decrease) in other assets	2,037	(298)
Decrease in incomes tax receivable	69	524
Increase in other liabilities	740	176
Excess tax benefit from share-based payment arrangements	(51)	(1)

Net cash provided by operating activities	3,754	1,201

Investing Activities:
Net (increase)/decrease in loans	2,238	(9,984)
Net increase in loans held for sale	473	—
Purchase of investment securities available for sale	(3,606)	(4,967)
Proceeds from maturing investment securities available for sale	4,000	3,000
Principal repayment of investment securities available for sale	337	497
(Increase) in interest bearing deposits in other financial institutions	—	(2,000)
Proceeds from disposition of fixed assets	—	8
Purchases of premises and equipment	(238)	(316)

Net cash used in investing activities	3,204	(13,762)

Financing Activities:
Net increase/(decrease) in deposits non-term deposits	(8,510)	17,281
Net increase in time certificates of deposit	8,512	1,708
Proceeds for exercise of stock options	29	24
Excess tax benefit from shared-baseed payment arrangements	51	1

Net cash provided by financing activities	82	19,014

Net Increase in Cash and Cash Equivalents	7,040	6,453
Cash and Cash Equivalents at the Beginning of the Period	27,576	16,637

Cash and Cash Equivalents at the End of the Period	$34,616	$23,090

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$764	$341

Taxes Paid	$89	$—

Non-Cash Investing Activities:
Change in unrealized loss on investment securities available-for-sale	$(1)	$(169)

See accompanying notes to financial statements.

CANYON NATIONAL BANK

Statement of Comprehensive Income

(Unaudited)

For the three-months ended March 31, 2006 and 2005

(Dollars in Thousands)

	3/31/06	3/31/05
Net earnings	$946	$766
Other comprehensive income:
Unrealized (loss) on investment securities available-for-sale, net of related income tax (benefit) ($67) for March 31, 2005	—	(103)

Comprehensive Income	$946	$663

See accompanying notes to financial statements.

Notes to the Unaudited Financial Statements

1.	The Board of Directors has declared the following stock dividends or stock splits.

Declaration Date	Record Date	Payment Date	Rate/Type
March 19, 2002	April 5, 2002	April 16, 2002	5% stock dividend
March 18, 2003	March 31, 2003	April 14, 2003	5% stock dividend
November 18, 2003	December 5, 2003	December 19, 2003	5% stock dividend
March 30, 2004	April 26, 2004	May 12, 2004	2 for 1 stock split
April 19, 2005	May 6, 2005	May 24, 2005	5% stock dividend
November 22, 2005	December 7, 2005	December 22, 2005	5% stock dividend

All share and per share amounts have been restated to reflect the increased number of shares outstanding.

2.	Current Accounting Pronouncements

SHARE-BASED PAYMENT: Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No.123(R)), using the modified prospective transition method and, therefore, have not restated results for prior periods. Under this transition method, stock-based compensation expense for the first quarter of 2006 included compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No.123”). Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No.123(R). Prior to the January 1, 2006 adoption of SFAS No.123(R), the Bank recognized stock-based compensation expense in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). In March 2005, the Securities and Exchange Commission (the SEC) issued Staff Accounting Bulletin No. 107 (SAB No. 107) regarding the SEC’s interpretation of SFAS No.123(R) and the valuation of share-based payments for public companies. We have applied the provisions of SAB No. 107 in its adoption of SFAS No. 123(R). See Note 3 to the Unaudited Consolidated Financial Statements for a further discussion on stock-based compensation.

ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS: In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140.” SFAS No.156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS No.156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year.

ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS: In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 simplifies accounting for certain hybrid instruments currently governed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” by allowing fair value remeasurement of hybrid instruments that contain an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the guidance in SFAS No.133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” which provides such beneficial interests are not subject to SFAS No.133. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125,” by eliminating the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. This statement is effective for financial instruments acquired or issued after the beginning of our fiscal year 2007.

MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT: In November 2005, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) SFAS No. 115-1 and 124-1, “The Meaning of

Other-Than-Temporary Impairment and Its Application to Certain Investments.” The FSP addresses the determination of when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” The FSP nullifies certain requirements of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,” and supersedes Emerging Issues Task Force (EITF) Abstracts, Topic D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The FSP was required to be applied to reporting periods beginning after December 15, 2005. The issuance of this FSP did not have a material impact on the financial condition, the results of operations, or liquidity of the Bank.

ACCOUNTING CHANGES AND ERROR CORRECTIONS: In May 2005, the FASB issued SFAS No. 154, “Accounting for Changes and Error Corrections,” which changes the accounting for and reporting of a change in accounting principle. This statement also applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period - specific or cumulative effects of the change. SFAS No. 154 was effective for accounting changes made in fiscal years beginning after December 15, 2005.

3.	Stock Based Compensation

The Bank adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(Revised), Share-Based Payment (“SFAS No. 123R”), on January 1, 2006 using the “modified prospective” method. Under this method, awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with SFAS No. 123R. Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Prior to the adoption of SFAS No. 123R, the Bank accounted for stock compensation under the intrinsic value method permitted by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and related interpretations. Accordingly, the Bank previously recognized no compensation cost for employee stock options that were granted with an exercise price equal to the market value of the underlying common stock on the date of grant. There was no material impact to the Bank’s income before income taxes and net income from the adoption of SFAS No. 123R.

The Bank incurred no share-based compensation expense during 2006 in that all options outstanding as of December 31, 2005 have been fully vested and no option grants were made in 2006 to date.

The table on the following page illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of SFAS No. 123 in 2005.

For the Three Months Ended March 31, 2005 (dollars in thousands, except per share)
Net income:
As reported	$766
Stock-based compensation using the intrinsic value method	—
Stock-based compensation that would have been reported using the fair value method of SFAS 123	—

Pro forma net income	$766

Weighted Average Shares Outstanding - Basic	2,119,170
Weighted Average Outstanding - Diluted	2,272,159
Basic earnings per share:
As reported	$0.36
Pro forma	0.36
Diluted earnings per share:
As reported	$0.33
Pro forma	0.33

The following table presents the activity related to options for the three months ended March 31, 2006.

	Options	Weighted Average Exercise Price	Weighted Average Remained Term (yrs)
Options outstanding at December 31, 2005	236,931	$8.48
Granted	—
Canceled	—
Exercised	(6,574)	$4.31

Options outstanding at March 31, 2006	230,357	$8.60	5.0

Options exercisable at March 31, 2006	230,357	$8.60	5.0

4.	Reclassifications

Certain reclassifications were made to prior year presentations to conform to the current year. These reclassifications are of a normal recurring nature.

Item 2. Management’s Discussion and Analysis or Plan of Operations

Introduction

The Bank was incorporated as a national banking association on March 6, 1998, and is headquartered in Palm Springs, California. Palm Springs is located in the Coachella Valley, which is located within Riverside County in Southern California. The Bank received its charter to commence the business of banking from the OCC on July 10, 1998. Concurrent with OCC approval, FDIC deposit insurance became effective and began insuring depositor’s accounts up to $100,000. In July 1998, the Bank opened for business and commenced banking operations at its facility located at 1711 East Palm Canyon Drive, Palm Springs, California. In addition to its main office, the Bank has three branch offices, one in Palm Springs and two in Palm Desert. In June 2004, the existing 900 sq. ft. Palm Desert branch was relocated to a new 8,000 sq. ft. freestanding building, which is located within a mile of the pre-existing facility. In addition to personnel serving depository needs for retail and commercial banking clients, loan, note and mortgage banking support personnel were relocated into this new facility. On April 16, 2004, the Bank entered into a lease with the Agua Caliente Development Authority, an affiliate of the Agua Caliente Band of Cahuilla Indians, a principal shareholder of the Bank, for a new 3,840 sq. ft. full service branch office, located at 901 East Tahquitz Canyon Way, Palm Springs, California. This branch opened and commenced operations on January 24, 2005. On June 2, 2005, the Bank filed an application for a full-service branch to be located at 77-933 Las Montanas Road, Palm Desert, California, and subsequently entered into a lease for a 2,636 sq. ft. facility. On March 23, 2006, this new branch commenced operations.

As of May 5, 2006, the Bank’s 2,180,579 shares of Common Stock are held by 322 shareholders of record. Common Stock of the Bank is traded on the OTC Bulletin Board under the symbol “CYNA”.

Forward Looking Statements

This Form 10-QSB includes forward-looking statements that involve inherent risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “projects”, and “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, forecast in, or implied by such forward looking statements.

A variety of factors could have a material adverse impact on the Bank’s financial condition or results of operations, and should be considered when evaluating the potential future financial performance of the Bank. These include, but are not limited to, the possibility of deterioration in economic conditions in the Coachella Valley, the Bank’s service area; risks associated with fluctuations in interest rates; liquidity risks; asset/liability matching risks; the competitive environment in which the Bank operates and its impact upon the Bank’s net interest margin; increases in non-performing assets and net credit losses that could occur, particularly in times of weak economic conditions or rising interest rates; and risks associated with the many current and future laws and regulations to which the Bank is subject.

Critical Accounting Policies

The Bank’s accounting policies are integral to understanding the results reported. Most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. The Bank has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged-off, net of recoveries.

Management evaluates the allowance for loan losses on a monthly basis. Management believes that the allowance for loan losses is a “critical accounting estimate” because it is based upon management’s assessment of various factors affecting the collectibility of the loans, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans and commitments.

The Bank determines the appropriate level of the allowance for loan losses, primarily based on an analysis of the various components of the loan portfolio, including all significant credits on an individual basis. The loan portfolio is segmented into components. Each component would normally have similar characteristics, such as risk classification, type of loan, or collateral. The following components of the portfolio are analyzed and an allowance for loan losses is provided for:

•	All significant credits on an individual basis that are classified doubtful or substandard.

•	All other significant credits reviewed individually. If no allocation can be determined for such credits on an individual basis, they shall be provided for as part of an appropriate pool.

•	All other loans that are not included by our credit grading system in the population of loans reviewed individually, but are delinquent or are classified or designated special mention (e.g., pools of smaller delinquent, special mention and classified commercial and industrial, real estate loans).

•	Homogenous loans that have not been reviewed individually, or are not delinquent, classified, or designated as special mention (e.g., pools of real estate mortgages).

•	All other loans that have not been considered or provided for elsewhere (e.g., pools of commercial and industrial loans that have not been reviewed, classified, or designated special mention, standby letters of credit, and other off-balance sheet commitments to lend).

Although Management believes the level of the allowance at March 31, 2006 is adequate to absorb losses inherent in the loan portfolio, a decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time. For further information regarding the allowance for loan losses, see “Financial Condition—Allowance for Loan Losses.”

Available for sale Securities

SFAS 115 requires that available for sale securities be carried at fair value. The Bank believes this is a “critical accounting estimate” in that the fair value of a security is based on quoted market prices or if quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments. Adjustments to the fair value of available for sale securities impact the consolidated financial statements by increasing or decreasing assets and stockholders’ equity.

Deferred Tax Assets

Deferred income taxes reflect the estimated future tax effects of temporary differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The Bank uses an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and net income will be reduced.

Financial Condition

At March 31, 2006, total assets were $241.0 million compared to $239.2 million at December 31, 2005, resulting in a $1.8 million or 0.8% increase in total assets over the three-month period. Over this same three-month period, the loan portfolio decreased by $2.2 million or 1.3%, investment securities available for sale and interest bearing deposits in other financial institutions decreased by $0.7 million or 2.5% and cash and cash equivalents increased by $7.0 million or 25.5%. At March 31, 2006 and December 31, 2005, net loans comprised 70.4% and 71.8%, respectively, of total assets and the loan portfolio represented 77.6% and 78.6%, respectively, of deposits.

Loan Portfolio

The decrease in loans from year-end 2005 to March 31, 2006 is primarily the result of a reduction of non-construction real estate loans. Non-construction real estate loans are primarily secured by commercial real estate properties. From year-end 2005, gross loans decrease by $1.9 million to $173.8 million at March 31, 2006. The largest loan category at March 31, 2006 is real estate loans—excluding construction loans—which constitutes 56.2% of gross loans. The next largest loan concentration is commercial loans (21.2% of gross loans) secured by non-real estate assets or made on an unsecured basis and construction loans (20.1% of gross loans). Loans to consumers (that are not secured by real estate), including vehicle and unsecured personal loans, make up the smallest category of loans held by the Bank (2.5% of gross loans). With the exception of loans to Native Americans, a majority of the Bank’s loans are made by borrowers residing, or doing business, within the Coachella Valley and surrounding area. When collateral is used to secure a loan, the collateral is generally secured by property located within the Coachella Valley. Loans to Native Americans are generally located throughout the State of California.

As a market niche, the Bank has strategically identified lending to Native American individuals, tribal governments, and tribal related entities. It is the Bank’s general policy to obtain a limited waiver of sovereign immunity to protect collateral or an income stream when collateral or a business is located on a reservation or the business is operated by a Native American government or related entity. Total loans to Native American individuals, governments and related entities at March 31, 2006 total $24.4 million, or 14.0% of gross loans, many of which are guaranteed by the United States Government. At that same date, loan balances of $16.5 million are guaranteed by the United States Bureau of Indian Affairs.

The composition of the Bank’s loan portfolio at March 31, 2006 and December 31, 2005 is set forth below:

	Loan Portfolio Composition
	(dollars in thousands)
	March 31 2006		December 31, 2005
	Amount	Percent	Amount	Percent
Real estate:
Construction	$34,938	20.1%	$34,947	19.9%
Other	97,719	56.2%	100,731	57.3%
Commercial	36,816	21.2%	35,584	20.3%
Consumer	4,323	2.5%	4,457	2.5%

Gross loans	173,796	100.0%	175,719	100.0%

Deferred loan origination fees and costs	(940)		(947)
Allowance for loan losses	(3,191)		(2,939)

Net loans	$169,665		$171,833

Principal balance quaranteed by federally insured programs
	$16,510		$18,096

Principal balance outstanding to Native American entities
	$24,375		$24,904

The weighted average interest rate on the loan portfolio at March 31, 2006, is 8.87%1. At March 31, 2006, Ninety-two percent (92%) or $160.1 million of loan principal balances incorporate variable rate terms that reference an interest rate index such as Prime Rate, or a United States Treasury instrument. Eighty-eight percent (88%) or $141.3 million of variable rate loans are indexed to Prime Rate. The principal balance outstanding of fixed rate loans with maturity dates five years or more into the future total approximately $2.2 million and $3.1 million at March 31, 2006 and December 31, 2005, respectively.

[1]	Weighted average interest rate incorporates the amortization of deferred loan fees and costs along with the interest rate paid by borrowers.

Off-Balance Sheet Arrangements

During the ordinary course of business, the Bank provides various forms of credit facilities to meet the financing needs of its clients. These commitments to provide credit represent an obligation of the Bank to its clients, which is not represented within the Bank’s balance sheets. At March 31, 2006 and December 31, 2005, the Bank had $63.3 million and $66.3 million, respectively, of off-balance sheet commitments to fund certain loans. The composition of unfunded off-balance sheet loan commitments at March 31, 2006 is 62.5% undisbursed construction loans, 24.9% unused lines of credit, 5.1% unused home equity lines of credit, and 7.5% obligations under letters of credit. These commitments represent a credit risk and potential future obligation of the Bank.

The effect on the Bank’s revenues, expenses, cash flows and liquidity from the unused portion of loan commitments to provide credit cannot be reasonably predicted because there is no assurance that the lines of credit or other commitments will ever be used. However, unfunded commitments related to undisbursed construction loans are generally predictable in that disbursements on these loan types are used to facilitate the completion of construction of residential or commercial properties.

Non-performing Assets

Non-performing assets are comprised of loans on non-accrual status, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and other real estate owned (“OREO”). Loans are generally placed on non-accrual status when they become 90 days past due unless Management believes the loan is adequately collateralized and is in the process of collection. Loans may be restructured by Management when a borrower has experienced some change in financial status, causing an inability to meet the original repayment terms, and where the Bank believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of properties acquired by foreclosure or similar means that Management intends to offer for sale.

Management’s classification of a loan as non-accrual is an indication that there is reasonable doubt as to the full collectibility of principal or interest on the loan; at this point, the Bank stops recognizing income from the interest on the loan and may provide an allowance for uncollected interest that had been accrued but unpaid if it is determined uncollectible or the collateral is inadequate to support such accrued interest amount. These loans may or may not be collateralized, but collection efforts are pursued.

The table on the following page sets forth non-performing assets as of March 31, 2006, and 2005 and December 31, 2005, as well as adversely classified loans as of these dates. Loans classified as nonperforming may also be adversely classified, resulting in the principal balance reported in both categories.

The allowance for loan losses as a percentage of gross loans was 1.84% at March 31, 2006 and 1.65% at December 31, 2005.

At March 31, 2006, the outstanding principal balance of nonaccrual loans totaled $1.9 million which consisted of three loans secured by residential real estate property and one loan secured by unimproved land. On March 31, 2006 a $1.5 million loan was placed on nonaccrual status resulting from the loan being past due by more than 90 days. The loan is secured by unimproved real property which is located in the Coachella Valley. Management estimates the loan to value ratio to be less than 20%. The Bank has initiated the foreclosure process on the property. This loan accounts for the increase in nonaccrual loans from year-end 2005 to March 31, 2006. All loans which are accounted for on a nonaccrual basis are also adversely classified.

One single family residential real estate loan (outstanding principal balance of $1.5 million) accounts for approximately half of the adversely classified loans at March, 31, 2006 and makes up a majority of the year-end 2005 adversely classified loans. The borrower of this adversely classified loan has historically been unable to consistently make timely periodic payments as required under the terms of the loan. However, at March 31, 2006, the borrower’s payments are current and up-to-date and has the property listed for sale at a price in which the underlying debt to the Bank would be fully repaid. Another substandard classified commercial real estate loan (outstanding principal balance $278,000) was paid off subsequent to March 31, 2006, with the Bank incurring no loss of interest income or charge-off.

Non-performing Assets

(dollars in thousands)

	March 31		December 31 2005
	2006	2005
Other real estate owned	$—	$—	$—
Nonaccrual loans [1]
Real Estate:
Construction	—	—	—
Other	1,856	—	349
Comercial	—	—	—
Consumer	—	—	—
Loans 90 days or more past due & still accruing	—	—	—

Total Nonperforming assets:	$1,856	$—	$349

Adversely classified loans: [1]
Substandard
Real estate
Construction	—	—	—
Other	3,387	1,064	1,824
Commercial	202	745	148
Consumer	5	—	133

Total substandard	$3,594	$1,809	$2,105

Doubtful
Real estate
Construction	—	—	—
Other	—	—	—
Commercial	—	—	—
Consumer	—	—	—

Total doubtful	$—	$—	$—

Total adversely classified loans	$3,594	$1,809	$2,105

Ratio of adversely classified loans to gross loans at period end	2.1%	1.1%	1.2%
Ratio of allowance for loan losses to nonperforming loans [2]	171.9%	—	842.1%
Ratio of allowance for loan losses to adversely classified assets	88.8%	146.3%	139.6%

[1]	Nonaccrual loan balances are generally included with adversely classified assets.

[2]	Nonperforming loans is defined as other real estate owned, nonaccrual loans and loans 90 days or more past due and still accruing.

Allowance for Loan Losses

The Bank maintains an allowance for loan losses at a level it considers adequate to cover the inherent risk of loss associated with its loan portfolio under prevailing economic conditions. In determining the adequacy of the allowance for loan losses, Management takes into consideration growth trends in the portfolio, examination by financial institution supervisory authorities, prior loan charge-offs, net of recoveries, experience of the Bank’s lending staff, concentrations of credit risk, delinquency trends, general economic conditions, the interest rate environment, and internal and external credit reviews.

The Bank assesses the adequacy of the allowance on a monthly basis. This assessment is comprised of: (i) reviewing the adversely classified loans; (ii) estimating the loss potential for adversely classified loans; and (iii) applying a risk factor to segregate loan portfolios that have similar risk characteristics.

To determine the adequacy of the allowance for loan losses, Management employs a two-dimensional model that segregates loans into categories with similar risk profiles. Major loan categories include speculative construction and land loans, owner-occupied residential construction loans, residential and commercial real estate loans, commercial loans, and consumer loans. Loan balances are further segregated into outstanding principal balance and unfunded commitment amounts. To address the risk associated with certain loans, Risk Classes are established to identify the level of risk posed by a particular loan or group of loans. Risk Classes are (in order from least to greatest risk) Exceptional, Very Good, Satisfactory, Acceptable, Watch/Special Mention, Substandard, Doubtful, and Loss. For loans adversely classified (Substandard, Doubtful or Loss), Management estimates a specific allowance amount. For loans that are not adversely classified, a Risk Factor is applied to each loan category for each Risk Class. As the risk of loss increases, the associated Risk Factor increases accordingly.

The process of providing for loan losses involves judgmental discretion, and eventual losses may therefore differ from even the most recent estimates. Due to these limitations, the Bank assumes that there are losses inherent in the current loan portfolio which will be sustained, but have not yet been identified. The Bank therefore attempts to maintain the allowance at an amount sufficient to cover such unknown but inherent losses.

There can be no assurance that future economic or other factors will not adversely affect borrowers, or collateral securing loans, or that the Bank’s asset quality may not deteriorate through rapid growth, failure to identify and monitor potential problem loans or for other reasons, thereby causing increases to the allowance.

The table below summarizes the three-months ended March 31, 2006 and 2005, and the year ended December 31, 2005, loan balances at the end of such periods and the daily average balances for the respective periods; changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off, additions to the allowance which have been charged against earnings, and certain ratios related to the allowance for loan losses.

Allowance for Loan Losses

(dollars in thousands)

	For the Three Months Ended March 31,		For the Year Ended December 31, 2005
	2006	2005
Balances:
Average gross loans outstanding during period	$176,711	$155,019	$161,805
Total gross loans outstanding at end of period	173,796	160,248	175,719
Allowance for loan losses:
Balance at beginning of period	2,939	2,508	2,508
Provision for loan losses	225	150	710
Loan charge-offs
Real Estate - Construction	—	—	—
Real Estate - Other	—	—	—
Commercial	0	0	(296)
Consumer	(26)	(20)	(44)

Total loan charge-offs	(26)	(20)	(340)

Recoveries
Real Estate - Construction	—	—	—
Real Estate - Other	—	—	—
Commercial	51	—	1
Consumer	2	9	60

Total recoveries	53	9	61

Net loan (charge-off's)/recoveries	27	(11)	(279)

Balance at end of period	$3,191	$2,647	$2,939

Ratios:
Net loan charge-off’s/(recoveries) to average loans [1]	-0.06%	0.03%	0.17%
Allowance for loan losses to gross loans at the end of the period
	1.84%	1.65%	1.67%
Net loan charge-off’s/(recoveries) to allowance for loan losses at end of period [1]
	-3.38%	1.66%	9.49%
Net loan charge-off’s/(recoveries) to provision for loan losses
	-12.00%	7.33%	39.30%

[1]	Interim periods annualized

The Bank intends to continue to concentrate the majority of its earning assets in commercial and real estate loans. In all forms of lending there are inherent risks.

While the Bank believes that its underwriting criteria are prudent, outside factors, such as recession in Southern California in the early 1990’s, the Los Angeles earthquake of 1994, or slowdown in the Southern California economy in line with the slowdown immediately following the September 11 terrorist attacks, could adversely impact credit quality. A repeat of these types of events could cause deterioration in the Bank’s loan portfolio.

The Bank attempts to mitigate collection problems by supporting its loans by collateral. The Bank also utilizes outside credit review processes to independently monitor loan quality. A loan sample group is reviewed periodically at which time new loans, large loans and delinquent loans receive special attention. The use of the independent credit review process provides the Bank with an objective review of Management’s identification of risk classification. To supplement Management’s internal risk classification system, loans criticized during the credit review process or in conjunction with a regulatory examination, are downgraded with appropriate allowances added, if needed.

Although Management believes the allowance for loan losses at March 31, 2006 is adequate to absorb losses from known and inherent risks in the portfolio, no assurance can be given that economic conditions, which adversely affect the Bank’s service areas or other circumstances, will not result in increased losses in the loan portfolio in the future.

Investment Security and Certificates of Deposit

The fair value of the investment security portfolio available for sale at March 31, 2006 is $24.0 million with a 3.59% yield. This compares to a fair value of $24.7 million at December 31, 2005 with a 3.44% yield. The unrealized loss on available for sale investment securities at March 31, 2006 is $393,000 or 1.6% of amortized cost.

Investment security portfolio activity during the first three months of 2006 included the purchase of $3.6 million in investment securities available for sale. Principal repayments and maturities of investment securities available for sale totaled $4.3 million for this same period. During 2005, the Bank initiated a plan to purchase income tax-free debt securities to take advantage of their income tax advantaged status. The portfolio of tax-free securities has an 8.0 years average life compared to an average life of approximately 1.9 years for the entire investment portfolio.

The following table summarizes the amortized cost and fair value of the Bank’s available for sale investment security portfolio at March 31, 2006 and December 31, 2005. The Bank has no securities classified as held to maturity or trading.

Investment Securities Available for Sale

(dollars in thousands)

	As of March 31, 2006				As of December 31, 2005
	Amortized Costs	Fair Value	Percent	Yield (1)	Amortized Costs	Fair Value	Percent	Yield (1)
US Treasury	$6,955	$6,910	28%	3.81%	$7,954	$7,904	32%	3.71%
US agencies	9,000	8,860	37%	2.77%	9,000	8,831	36%	2.77%
Mortgage-backed securities	6,309	6,133	26%	3.89%	6,648	6,502	26%	3.99%
State and municipal bonds	2,137	2,105	9%	5.41%	1,491	1,465	6%	3.57%

Total	$24,401	$24,008	100%	3.59%	$25,093	$24,702	100%	3.44%

[1]	Yield on state and municipal bonds is stated on a tax equivalent basis

Deposits

A significant balance sheet component impacting the Bank’s net interest margin is its deposit base. The Bank’s net interest margin has improved to the extent that growth in deposits can be concentrated in less volatile and typically less costly core deposits, which include demand deposit accounts, interest-bearing demand accounts (NOW accounts), savings and money market accounts and time deposits less than $100,000.

Total deposits at both March 31, 2006 and December 31, 2005 were $218.5 million. The largest category of deposit accounts at March 31, 2006, is non-interest bearing demand deposits which make up 40.3% of total deposits. Thirty-five percent of total deposits are savings and money market accounts. While total deposits remained relatively level from year-end 2005 to March 31, 2006, a number of depositors transferred funds from savings accounts and opened time deposit accounts, to take advantage of the high interest rate environment. At March 31, 2006 and December 31, 2005, the weighted average term to maturity of certificate of deposits was 7.9 months and 10.0 months, respectively. The weighted average interest rates paid on time deposits was 3.64% and 3.27% at March 31, 2006 and December 31, 2005, respectively.

The table on the following page reflects the major categories of deposits as a percentage of total deposits as of March 31, 2006 and December 31, 2005.

Deposits

(dollars in thousands)

	March 31, 2006		December 31, 2005
	Amount	Percent	Amount	Percent
Demand deposits	$88,080	40.4%	$85,142	39.0%
NOW Accounts	9,024	4.1%	8,271	3.8%
Savings and money market	77,441	35.4%	89,642	41.1%
Time deposits $100,000 and greater	34,950	16.0%	27,389	12.5%
Time deposits less than $100,000	9,033	4.1%	8,082	3.7%

Total Deposits	$218,528	100.0%	$218,526	100.0%

Results of Operations

The net earnings during the three-month period ended March 31, 2006 were $946,000 or $.41 per diluted share compared to net earnings of $766,000 or $.33 per diluted share for the same quarter in 2005. Higher net earnings in the quarter ending March 31, 2006 are primarily attributable to (i) a 23% increase in net interest income, (ii) a 14% increase in noninterest income, (iii) offset by an 18% increase in noninterest expense.

Net Interest Income and Net Interest Margin

Net interest income, the principal source of earnings, represents the difference between interest and fees earned from lending and investing activities and the interest paid on deposits used to fund those activities. Variations in the pricing, volume, and mix of loans, investments and deposits and their relative sensitivity to movements in interest rates influence net interest income.

The yield earned on interest earning assets for the quarter ended March 31, 2006 was 7.76% compared to 6.46% for the quarter ended March 31, 2005. Interest bearing deposit costs for the first quarter of 2006 were 2.45% compared to 1.19% for the first quarter of 2005. The net interest margin or net interest income divided by average interest earning assets for the first quarter of 2006 and 2005 was 6.32% and 5.74%, respectively.

Loan, investment securities and federal funds sold yields generally increased from 2005 to 2006 primarily due to: a) repricing of these assets at higher yields, and b) higher interest rates charged on new loans.

The Rate Volume Analysis tables set forth the changes in net interest income and disaggregates the effects that volume, or average balances, and interest rates have on the Bank’s interest earning assets and interest bearing liabilities. For the three-months ended March 31, 2006, the increase in net interest income over the same prior year period is primarily attributable to the volume growth within the loan and investment portfolios combined with increases in asset yields. Higher interest rates paid on deposit accounts offset the increases in interest income. A 9.9% increase in the balance (or volume) of non-interest bearing demand deposit accounts contributed to a lower cost of funding.

The table set forth below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase or decrease related to: (i) changes in balances, and (ii) changes in interest rates. For each category of interest-earning assets and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (i.e., changes in volume multiplied by the old rate), and (ii) changes in rate (i.e., changes in rate multiplied by old volume).

Rate Volume Analysis

For the three months ended March 31, 2005 compared to March 31, 2005

(dollars in thousands)

	Increases (Decreases) Due to Changes in:
	Volume [1]	Rate [1]	Total
Interest earning assets
Loans [2]	$444	$521	$965
Federal funds sold	12	77	89
Investment securities	4	42	46

Total interest income	$460	$640	$1,100

Interest bearing liabilities
NOW accounts	$(1)	$4	$3
Savings and money market	(22)	235	213
Time certificates of deposits	150	80	230

Total interest expense	$127	$319	$446

Net interest income	$333	$321	$654

[1]	Changes in the interest earned and interest paid due to both the rate and volume have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

[2]	Loans are net of the allowance for loan losses, deferred fees and related direct costs.

The table set forth below shows the Bank’s average balances of interest-earning assets, interest-earning liabilities, interest income and expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Income

(dollars in thousands)

	Three-months ended March 31, 2006			Three-months ended March 31, 2005
	Average Balance	Interest Income/ Expense	Yield/ Cost [1]	Average Balance	Interest Income/ Expense	Yield/ Cost [1]
Interest earning assets
Loans [2]	$176,129	$3,866	8.78%	$154,224	$2,901	7.52%
Federal funds sold	16,381	180	4.40%	14,660	91	2.49%
Investment securities	30,118	272	3.61%	30,409	226	2.99%

Total interest-earning assets	222,628	4,318	7.76%	199,293	3,218	6.46%

Non-interest earning assets	18,877			18,826

Total assets	$241,505			$218,119

Interest bearing liabilities
NOW deposits	$8,097	$8	0.40%	$9,523	$5	0.21%
Savings deposits and money market	83,292	457	2.19%	90,843	245	1.08%
Time deposits	39,578	338	3.42%	19,822	107	2.16%

Total interest-bearing liabilities	130,967	803	2.45%	120,188	357	1.19%

Demand deposits	88,696			80,696
Non-interest-bearing liabilities	1,668			1,233

Total liabilities	221,331			202,117

Stockholders’ equity	20,174			16,002

Total liabilities and stockholders’ equity	$241,505			$218,119

Net interest spread [3]		$3,515	5.31%		$2,861	5.27%
Net interest margin [4]			6.32%			5.74%

[1]	Interest rates for interim periods have been annualized

[2]	Excludes allowance for loan losses

[3]	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities

[4]	Represents net interest income as a percentage of average interest-earning assets

Non-interest income

Non-interest income for the three months ended March 31, 2006 totaled $757,000 compared to $665,000 for the three months ended March 31, 2005. All major categories of non-interest income revenues, with the exception of ATM fees, increased in the first quarter 2006 over the same quarter last year. ATM related revenues declined by $19,400 during this period. The loss of an ATM processing client contributed $29,700 to the first quarter decline.

The Bank initiated lease administration activities in October 2002 for certain allocated reservation land transfers under a subcontract with the Agua Caliente Band of Cahuilla Indians, a principal shareholder of the Bank. ATM fee revenues are generated primarily from servicing ATM’s owned by others, for whom the Bank performs settlement, monitoring, claims processing, and related services.

Loan related fees are made up of two primary revenue drivers: mortgage banking fees and fees earned on servicing government guaranteed loans. Mortgage banking activity generated fee revenues of $152,700 during the first quarter of 2006 compared to $99,600 generated during the first quarter of the prior year. Mortgage banking revenues increased in 2006 due to the expansion of the Section 184 loan program. In 2005, the Bank expanded its tribal services division by offering loans pursuant to the Indian Home Loan Guarantee Program (Section 184). Congress established this program in 1994 and it was designed to offer home ownership, property rehabilitation, and new construction opportunities for eligible Native American tribes, Native American authorities, and Native American individuals. To qualify for a loan under this program, borrowers and properties must meet pre-established criteria. This program is administered by the United States Department of Housing and Urban Development. The Bank acts as a broker in originating Section 184 loans for which a fee is earned. The Bank does not retain or service loans originated under this program.

In addition to mortgage banking fees, the Bank also generates loan related fees for loan servicing activities on loan participations sold to others and servicing fees derived from certain loans guaranteed by the Bureau of Indian Affairs.

Non-interest Expense

For the quarter ended March 31, 2006 and 2005 noninterest expenses totaled $2.4 million and $2.1 million, respectively. Increases in salaries and employee benefits, marketing and advertising, and other operating expense is primarily attributed to personnel merit and performance increases, expansion of facilities and equipment, and additional personnel employed to service the Bank’s larger loan/deposit portfolios and products, including additional personnel employed at the Bank’s new Palm Desert branch opened in March 2006.

The table below reflects noninterest income, noninterest expense, and net noninterest expense.

Noninterest Income and Noninterest Expense

(dollars in thousands)

	Three-months Ended March 31,
	2006		2005
	Amount	% of Total	Amount	% of Total
Noninterest income:
Service charges and fees	$136	18%	$118	18%
Loan related fees	166	22%	111	16%
Lease administration fees	310	41%	272	41%
Automated teller machine fees	145	19%	164	25%

Total noninterest income	757	100%	665	100%

Noninterest expenses:
Salaries and employee benefits	1,315	54%	1,076	52%
Occupancy and equipment expense	328	13%	330	16%
Professional fees	93	4%	82	4%
Data processing	124	5%	116	5%
Marketing and advertising expense	104	4%	91	4%
Directors and shareholders expense	110	5%	101	5%
Other operating expense	377	15%	289	14%

Total noninterest expenses:	2,451	100%	2,085	100%

Net noninterest expense	$1,694		$1,420

Net noninterest expense as a percentage of average total assets (annualized)	2.81%		2.60%

Provision for Loan Losses

For the quarter ended March 31, 2006, the provision for loan losses the Bank charged against current period earnings was $225,000 compared to $150,000 for the prior year’s same quarter.

Provisions for loan losses are made monthly in anticipation of credit risks, which are inherent in the business of making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as provision for loan losses. The provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in Management’s judgment is adequate to absorb losses inherent in the Bank’s loan portfolio. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included above under “Allowance for Loan Losses.”

Liquidity

At March 31, 2006 and December 31, 2005 the Bank had 26.3% and 23.9%, respectively, of total assets in cash and cash equivalents, federal funds sold, interest-bearing deposits in other financial institutions and investment securities. Management deems this level of liquidity, combined with borrowing capacity, sufficient to support and meet the immediate and anticipated cash needs of the Bank. The Bank’s sources of liquidity include deposits inflows, repayments of loans and securities, sales/calls/maturities of investment securities, reduction in Federal Funds sold, and borrowing funds from correspondent banks, the Federal Reserve Bank Discount Window, the Federal Home Loan Bank of San Francisco (FHLB-SF), or through repurchase agreement lines established. The Bank’s federal funds line of credit at correspondent banks is $4.5 million. In addition, as a member of the FHLB-SF, the Bank may borrow funds and up to 25% of its assets. Borrowing from the FHLB-SF must be collateralized by either qualified loans or investment securities. Uses of liquidity include funding loans, deposit outflows and the purchase of investment securities and fixed assets.

Provision for Income Taxes

The provision for income taxes was $650,000 and $525,000 for the quarter ended March 31, 2006 and 2005, respectively. The increase in the income tax provision is commensurate with growth in pre-tax income. The Bank’s effective tax rate was 40.7% for the first quarter of 2006 and 2005.

Interest Rate Risk

The principal objective of interest rate risk management is to manage the financial components of the Bank’s assets and liabilities so as to optimize net income under varying interest rate environments. The focus of this process (often referred to as “asset/liability management”) is the development, analysis, implementation and monitoring of earnings enhancement strategies that provide stable earnings and capital levels during periods of changing interest rates.

The Bank manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. The Bank considers its rate-sensitive assets to be those which either contain a provision to adjust the interest rate periodically or mature within one year. These assets include certain loans, certain investment securities and federal funds sold. Rate-sensitive liabilities are those which allow for periodic interest rate changes and include time certificates, certain savings and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that are repricing at various time frames is called the interest rate sensitivity “gap.” Generally, if repricing assets exceed repricing liabilities in any given time period the Bank would be deemed to be “asset–sensitive” for that period. If repricing liabilities exceed repricing assets in a given time period the Bank would be deemed to be “liability-sensitive” for that period. The Bank intends to seek to maintain a balanced position over the period of one year in which it has no significant asset or liability sensitivity to ensure net interest margin stability in times of volatile interest rates. This will be accomplished by maintaining a significant level of loans and deposits available for repricing within one year.

The change in net interest income may not always follow the general expectations of an “asset-sensitive” or “liability-sensitive” balance sheet during periods of changing interest rates. This possibility results from interest rates earned or paid changing by differing increments and at different time intervals for each type of interest-sensitive asset and liability.

Capital Resources and Adequacy

Shareholders’ equity was $20.5 million or 8.5% of total assets at March 31, 2006. The ratio of shareholders equity to total assets at December 31, 2005 was 8.1%. The increase in the equity to asset ratio is due to capital growth (5.3%) outpacing asset growth (0.7%). The Bank’s capital level exceeded the regulatory defined minimum capital requirement of Tier 1 and Tier 2 capital to total assets and/or risk-weighted assets at March 31, 2006 and December 31, 2005. Furthermore, all capital ratios exceed the regulatory minimum requirements for a “Well Capitalized” institution. The Prompt Corrective Action Guidelines to the FDIC Improvement Act (“FDICIA”) requires a “Well Capitalized” financial institution to maintain a Leverage Capital Ratio of 5.0% or greater; a Tier 1 Risk-Based Capital Ratio of 6% or greater; and a Total Risk-Based Capital Ratio of 10.0% or greater, provided that such institution is not subject to a regulatory order, agreement or directive to meet and maintain a specified capital level.

The Bank’s actual capital amounts and ratios as of March 31, 2006 and December 31, 2005 are presented in the following table:

Regulatory Capital

(dollars in thousands)

	March 31, 2006
	Tier 1 Capital	Tier 1 Risk-Based Capital	Risk-Based Capital
Actual capital:
Amount	$20,710	20,710	22,841
Ratio	8.6%	12.2%	13.5%

FDICIA well capitalized required capital:
Amount	$12,075	10,156	16,927
Ratio	5.0%	6.0%	10.0%

FDICIA adequately capitalized required capital:
Amount	$9,660	6,771	13,542
Ratio	4.0%	4.0%	8.0%

	December 31, 2005
	Tier 1 Capital	Tier 1 Risk-Based Capital	Risk-Based Capital
Actual capital:
Amount	$19,685	19,685	21,867
Ratio	8.4%	11.3%	12.6%

FDICIA well capitalized required capital:
Amount	$11,743	10,417	17,361
Ratio	5.0%	6.0%	10.0%

FDICIA adequately capitalized required capital:
Amount	$9,394	6,944	13,889
Ratio	4.0%	4.0%	8.0%

The following table reconciles the Bank’s capital in accordance with generally accepted accounting principles to its Tier 1 leveraged, Tier 1 risk-based and risk-based capital as of March 31, 2006 and December 31, 2005:

Regulatory Capital

(dollars in thousands)

	March 31, 2006	December 31, 2005
Capital in accordance with generally accepted accounting principles	$20,476	$19,451
Adjustments for Tier 1 capital and Tier 1 risk based capital - unrealized (loss) on investment securities available for sale	(234)	(234)

Total Tier 1 capital and Tier 1 risk-based capital	20,710	19,685
Adjustments for risk-based capital - allowance for credit losses [1]	2,131	2,182

Total risk-based capital	$22,841	$21,867

[1]	Limited to 1.25% of risk-weighted assets.

Item 3. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Bank’s Chief Executive Officer and its Chief Financial Officer, after evaluating the effectiveness of the Bank’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15-d-15(e)) as of the end of the period covered by this report (the “Evaluation Date”), have concluded that as of the Evaluation Date, the Bank’s disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank would be made known to them by others within the Bank, particularly during the period in which this quarterly report was being prepared. There were no significant changes in the Bank’s internal controls over financial reporting during the quarter ended March 31, 2006 that has materially affected, or is reasonably likely to materially affect, the Bank’s internal controls over financial reporting.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls

There were no significant changes in the Bank’s internal controls over financial reporting that occurred in the first quarter of 2006 that have materially affected, or are reasonably likely to materially affect the Bank’s internal control over financial reporting.

Part II - Other Information

Item 1 - Legal Proceedings

As of March 31, 2006, the Bank was not a party to any significant legal proceedings.

Item 2 - Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable

Item 3 - Defaults upon Senior Securities

Not applicable

Item 4 - Submission of Matters to a Vote of Security Holders

On April 28, 2006 the Bank filed a Form 8-K, which is herein incorporated by reference, which included a press release announcing that all director nominees had been elected to the Board of Directors at the April 24, 2006 Annual Meeting of Shareholders. At the Annual Meeting of Shareholders, the shareholders also were asked to approve a Bank Holding Company Reorganization. The Bank had not yet received all the proxies, and the meeting was adjourned to May 23, 2006 at 8:00 a.m. at 1711 East Palm Canyon Drive, Palm Springs, California to allow more time for proxies to be counted and processed for the bank holding company reorganization. Delivery of many proxies was delayed in reaching shareholders. Should the Bank receives the required vote prior to the adjourned annual meeting, the Bank will announce the approval of the bank reorganization and the completion of the annual meeting

Item 5 - Other Information

Not applicable

Item 6 - Exhibits

31.1	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Signatures

In accordance with the requirements of the Exchange Act, the Bank has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Canyon National Bank
(Registrant)

Date: May 11, 2006	/s/ Stephen G. Hoffmann
Stephen G. Hoffmann
President and Chief Executive Officer

/s/ Jonathan J. Wick
Jonathan J. Wick
Executive Vice President, Chief Operating
Officer and Chief Financial Officer

Exhibit 31.1

CERTIFICATION

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Jonathan J. Wick, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of Canyon National Bank (the “Bank”);

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this quarterly report;

4.	The Bank’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)) for the Bank and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the Bank’s internal controls over financial reporting that occurred during the Bank’s most recent fiscal quarter (the Bank’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Bank’s internal controls over financial reporting; and

5.	The Bank’s other certifying officers and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the Bank’s auditors and the audit committee of Bank’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.

Dated: May 11, 2006	/s/ Jonathan J. Wick
Jonathan J. Wick Chief Financial Officer

Exhibit 31.2

CERTIFICATION

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Stephen G. Hoffmann, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of Canyon National Bank (the “Bank”);

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in this quarterly report;

4.	The Bank’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)) for the Bank and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the Bank’s internal controls over financial reporting that occurred during the Bank’s most recent fiscal quarter (the Bank’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Bank’s internal controls over financial reporting; and

5.	The Bank’s other certifying officers and I have disclosed, based on our most recent evaluation of internal controls over financial reporting, to the Bank’s auditors and the audit committee of Bank’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.

Dated: May 11, 2006	/s/ Stephen G. Hoffmann
Stephen G. Hoffmann Chief Executive Officer

Exhibit 32.1

CERTIFICATION OF PERIODIC FINANCIAL REPORT

Stephen G. Hoffmann and Jonathan J. Wick certify as follows:

1. They are the Chief Executive Officer and Chief Financial Officer, respectively, of Canyon National Bank.

2. The Form 10-QSB of Canyon National Bank for the Quarter Ended March 31, 2006 complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and the information contained in the report on Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of Canyon National Bank.

Date: May 11, 2006	/s/ Stephen G. Hoffmann
Stephen G. Hoffmann Chief Executive Officer

Date: May 11, 2006	/s/ Jonathan J. Wick
Jonathan J. Wick Chief Financial Officer